Exhibit 10.3

Letter 05-01
(Bankruptcy Exit Agreement)

LETTER OF AGREEMENT
by and between
UAL CORP.,
UNITED AIR LINES, INC.
and
THE AIR LINE PILOTS
in the service of
UNITED AIR LINES, INC.
as represented by
THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

            THIS LETTER OF AGREEMENT, dated as of January 1, 2005, is made and entered into in accordance with the Railway Labor Act by and between UAL Corp. (hereinafter referred to as "UAL"), UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "ALPA" or the "Association").

            WHEREAS UAL, the Company and the Association have reached agreement concerning the revisions to their current collective bargaining agreement (the "2003 Pilot Agreement" and, as revised by this Letter of Agreement, the "Revised 2003 Pilot Agreement") necessary for the Company to emerge from Chapter 11; and

            WHEREAS certain of the revisions shall become effective as of January 1, 2005 (the "Effective Date"), assuming the complete satisfaction of the conditions described in paragraph 15 below prior to January 31, 2005 and others shall become effective on the effective date (the "Exit Date") of a plan of reorganization proposed by UAL (the "Plan of Reorganization"); and

            WHEREAS the Company has represented to the Association that the Company has concluded that UAL cannot attract the exit financing necessary to emerge from Chapter 11 absent the termination of all of the Company's defined benefit plans;

            THEREFORE the parties to this Letter of Agreement hereby agree as follows:

            1.  Contract Extension. The amendable date of the Revised 2003 Pilot Agreement shall be December 31, 2009. Section 22.D of the Revised 2003 Pilot Agreement shall read in its entirety as follows:

    This Agreement shall continue in full force and effect through and including December 31, 2009 and shall renew itself without change each succeeding January 1st thereafter, unless written notice of intended change is served in accordance with Section 6, Title I, of the Railway Labor Act by either party upon the other at least thirty (30) but not more than two hundred seventy (270) days prior to December 31, 2009 or any year thereafter. The parties shall commence direct negotiations with respect to such notices no later than thirty (30) days following the delivery of such notice. In the event a new tentative collective bargaining agreement has not been concluded by August 1, 2009 (or August 1st of any year thereafter if applicable), and the services of the National Mediation Board (the "Board") have not previously been invoked, the parties shall, no later than August 1, 2009 (or August 1st of any year thereafter if applicable), jointly invoke the services of the Board under Section 5 of the Act.
            2.  Hourly Pay Rates. The rates for hourly pay (the "Hourly Rates") under Section 3-B of the 2003 Pilot Agreement shall be reduced by 11.8% on the Effective Date, and the reduced Hourly Rates shall thereafter be increased by 1.5% on May 1, 2006, by 1.5% on May 1, 2007, by 1.5% on May 1, 2008 and by 1.5% on May 1, 2009 (as provided in the 2003 Pilot Agreement). In addition to the increases contained in the preceding sentence, the Hourly Rates shall be increased by 1% on January 1, 2008. The Hourly Rates under Section 3-B of the Revised 2003 Pilot Agreement are set forth in Exhibit A to this Letter of Agreement.

            3.  Other Contract Changes. Certain other provisions of the 2003 Pilot Agreement shall be revised on the Effective Date as described on Exhibits B-1, B-2 and B-3 to this Letter of Agreement.

            4.  Defined Benefit Pension Plan.

                    a.    In the event the Company seeks judicial approval to terminate the United Airlines Pilot DefinedBenefit
            Pension Plan (the "A Plan") under 29 U.S.C §1341(c) following April 11, 2005, then, on and after May 11,
            2005, (i) the Association shall waive any claim it may have that the termination of the A Plan would violate the terms and conditions of the existing collective bargaining agreement between the Company and the Association, and (ii) the Association shall not otherwise oppose the Company's efforts to terminate the A Plan under 29 U.S.C
            §1341(c); provided, however, that nothing in this Letter of Agreement shall be construed, deemed or characterized by UAL or the Company as any agreement of any form by the Association that the A Plan should be terminated;

                    b.    The Company: (i) shall not terminate or agree to terminate the A Plan effective at any time prior to the earlier of (A) ten (10) days before the Exit Date and (B) the last date that any of the Company's other defined benefit pension plans are terminated (the "Pension Termination Date") and (ii) shall oppose any effort by any other person or entity to terminate the A Plan effective at any time prior to the Pension Termination Date;

                    c.    The A Plan shall remain in full force and effect unless (i) the bankruptcy court issues an order declaring that the Company has met the requirements for plan termination under 29 U.S.C. §1341(c)(2)(B)(ii), and (ii) any of the following has occurred: (A) no timely notice of appeal of the order has been filed, (B) the order has been affirmed following the exhaustion of all appeals, or (C) the Exit Date has occurred and the Plan of Reorganization has become effective without provision for the continuation of any such appeals; and

                    d.    Notwithstanding any termination of A Plan retirement benefits, any and all of the Company's indemnification obligations under or applicable to the A Plan shall remain in full force and effect without regard to
            Section 22 of the Revised 2003 Pilot Agreement.

            5.  Pension Contributions. In the event that the A Plan is terminated pursuant to 29 U.S.C §1341 or §1342 following judicial approval of such termination:

                    a.    The Company shall make an additional monthly contribution (the "C Plan Contribution") to the United
            Airlines Pilot Directed Account Plan (the "PDAP") of six percent (6%) of pilot compensation (as measured under the PDAP) beginning with the earlier of (i) June 1, 2005 or (ii) the first day of the calendar month following the
            Exit Date (with a pro rated C Plan Contribution for the period between the Exit Date and the first of the month following the Exit Date); provided, however, that in the event the Exit Date follows June 1, 2005, C Plan
            Contributions will accrue from June 1, 2005 through the Exit Date and be contributed in a single lump sum payment to the PDAP on the Exit Date;

                    b.    Prior to the Exit Date, the Company and the Association shall adopt a mutually-acceptable qualified or non-qualified plan arrangement to accept contributions that cannot be allocated to pilot defined contribution accounts under Section 415 of the Internal Revenue Code;

                    c.    At any time prior to January 1, 2007, the Association may elect, on an irrevocable basis, to amend the
            Revised 2003 Pilot Agreement, effective January 1, 2008, (i) to increase the C Plan Contribution from six percent
            (6%) to seven percent (7%) of pilot compensation (as measured under the PDAP) and (ii) to reduce the Hourly
            Pay Rates under Section 3-B of the Revised 2003 Pilot Agreement by one percent (1%);

                    d.    The C Plan Contribution shall be in addition to the nine percent (9%) of pilot compensation contributed to the PDAP under the 2003 Pilot Agreement; and

                    e.    Following the Exit Date, the Company shall not establish or re-establish any single-employer defined benefit plan for any UAL or Company employee group unless the pilot group is provided the option of electing to receive a comparable defined benefit plan in lieu of the C Plan Contribution.

            6.  Profit Sharing. The Revised 2003 Pilot Agreement shall provide for the pilot group to participate in the revised profit sharing program described in Exhibit C to this Letter of Agreement.

            7.  Convertible Notes. In the event that the A Plan is terminated pursuant to 29 U.S.C §1341 or §1342 following judicial approval of such termination, the Revised 2003 Pilot Agreement and the Plan of Reorganization shall provide for the issuance of $550 million of UAL convertible notes, as described in Exhibit D to this Letter of Agreement, to a trust or other entity designated by the Association. The terms of the UAL convertible notes described in Exhibit D shall be subject to mutually-acceptable modifications to optimize implementation for all parties from an accounting, securities law and tax law perspective.

            8.  Distribution Agreement. The Plan of Reorganization shall provide the pilot group with a distribution of UAL equity securities as provided in the amended distribution agreement described in Exhibit E to this Letter of Agreement.

            9.  Additional Non-Labor Savings. Prior to the Exit Date, the Association and the Company shall develop, and the Company shall begin pursuit of, a mutually-acceptable business improvement program reasonably projected to produce at least $150 million of annual savings in non-labor costs in addition to the savings contained in the Gershwin 5F business plan dated as of November 4, 2004 (the "Business Plan").

           10.  Administrative Claim. The Association shall accrue and be entitled to a stipulated, approved and allowed claim of administration under 11 U.S.C §503(b) in the amount of the actual cash savings provided to the Company under this Letter of Agreement from the Effective Date through the earlier of (i) the termination of this Letter of Agreement under paragraph 16 below or (ii) the Exit Date (the "Administrative Claim"). The Administrative Claim shall be extinguished upon the Exit Date unless the Association has terminated the Letter of Agreement under paragraph 16 below.

           11.  Indemnity. UAL and the Company shall provide indemnification on the Effective Date as described in Exhibit F to this Letter of Agreement.

           12.  Plan Release and Exculpation. The Plan of Reorganization shall include a plan exculpation and release provision (which provision shall be at least as comprehensive as the plan exculpation and release provision under the Plan of Reorganization for the debtor or any other person) for the Air Line Pilots Association, International, the United Master Executive Council of the Air Line Pilots Association, International, and each of their current or former (a) members, (b) officers, (c) committee members, (d) employees, (e) advisors, (f) attorneys, (g) accountants, (h) investment bankers, (i) consultants, (j) agents and (k) other representatives with respect to any liability such person or entity may have in connection with or related to the UAL bankruptcy cases, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan of Reorganization, the disclosure statement concerning the Plan of Reorganization, the 2003 Pilot Agreement, this Letter of Agreement, the Revised 2003 Pilot Agreement or any contract, employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either the Plan of Reorganization or any agreement between the Company, UAL and the Association, or any other act taken or omitted to be taken in connection with the United bankruptcy.

           13.  Assumption of the Pilot Agreement. The Revised 2003 Pilot Agreement (other than with respect to the A Plan if the A Plan is terminated) shall be assumed under 11 U.S.C. §365 under the Plan of Reorganization.

           14.  Bankruptcy Actions. The Company and the Association shall take the following actions to seek the approval of this Letter of Agreement by the bankruptcy court in In Re UAL Corporation et al., Case No. 02-B-48191 (Bankr. N.D. Ill.) (the "Bankruptcy Cases"):

                    a.    the Company shall file a motion for approval of the Letter of Agreement under 11 U.S.C. §363, in form and substance reasonably acceptable to the Association, by no later than January 21, 2005;

                    b.    the Company shall provide, to the extent reasonably practicable, the Association's counsel with copies of, and a reasonable opportunity to comment on, all motions, applications, proposed orders, pleadings and supporting papers prepared by the Company for filing with the bankruptcy court relating to court approval of this
            Letter of Agreement; and

                    c.    both the Company and the Association shall support and seek the approval of this Letter of Agreement in the Bankruptcy Cases without condition, qualification or exception; shall use their best efforts to obtain the support of the Official Committee of Unsecured Creditors and other parties and stakeholders for the Letter of
            Agreement; and shall take every reasonable action necessary to obtain judicial approval of this Letter of
            Agreement in the Bankruptcy Cases without condition, qualification or exception, including the filing of motions, objections and appeals.

           15.  Conditions to Effectiveness. This Letter of Agreement shall become effective as of January 1, 2005, subject to the occurrence of all of the following prior to January 31, 2005: (a) acceptance by the United Master Executive Council of the Association, (b) United pilot membership ratification under the Association's Constitution and By-Laws, (c) if required, approval by the Company's Board of Directors, (d) execution by the President of the Association, and (e) withdrawal of the Company's motion to reject the 2003 Pilot Agreement under 11 U.S.C. §1113.

           16.  Termination Rights. This Letter of Agreement may be terminated by the Association, by written notice from the Association to the Company (the "Termination Notice"), given before or after the Effective Date but no later than the Exit Date, but in no event later than sixty (60) days following the occurrence of any of the following events:

                    a.    failure of the court to issue final judicial approval of this Letter of Agreement, without condition, qualification or exception, by January 31, 2005;

                    b.    a court of competent jurisdiction enters a final, non-appealable judicial order that the Company is not entitled to the termination of the A Plan under 29 U.S.C §1341(c);

                    c.    failure of the Company to implement, through binding agreement or final judicial order effective no later than June 1, 2005, revisions to (i) the labor contracts of the Company's other unionized employees and (ii) the wages, benefits and working conditions of the Company's salaried and management employees so that the aggregate revisions in (i) and (ii) are reasonably projected to produce at least $1.0 billion in average annual cas savings in labor and pension costs for the Company from January 1, 2005 through and including January 1, 2010, unless such action is cured to the reasonable satisfaction of the Association within twenty (20) days of the
            Termination Notice;

                    d.    the filing by UAL or United of, support by UAL or United for, or judicial confirmation or approval of
            (as the case may be), a plan of reorganization or a proposed disclosure statement which (i) contains any material term that is materially inconsistent with the Revised 2003 Pilot Agreement or this Letter of Agreement or (ii)
            proposes or confirms a capital structure or ownership structure that is not reasonably acceptable to the
            Association unless, in either case (i) or (ii), such action is cured to the reasonable satisfaction of the Association within twenty (20) days of the Termination Notice; or

                    e.    any other material breach of the Company's or UAL's obligations under this Letter of Agreement unless such breach is cured to the reasonable satisfaction of the Association within twenty (20) days of the Termination
            Notice.

In the event of such termination, (A) the Administrative Claim shall be paid on the Exit Date, (B) this Letter of Agreement shall otherwise become null and void in its entirety, and (C) the parties shall thereafter be governed by the 2003 Pilot Agreement (including the A Plan) and without regard to this Letter of Agreement.

           17.  Fees and Expenses. The Company shall reimburse the Association for fees and expenses incurred in connection with this Letter of Agreement as described on Exhibit G to this Letter of Agreement.

           18.  Agreement. This Letter of Agreement is a final, binding and conclusive commitment and agreement between UAL, the Company and the Association. Notwithstanding anything to the contrary in this Letter of Agreement, judicial approval of this Letter of Agreement shall constitute approval and allowance of the Administrative Claim and shall otherwise have the same meaning and effect as the judicial approval of the 2003 Pilot Agreement in the Bankruptcy Cases signed on April 30, 2003.

           19.  Amendments; Waiver. This Letter of Agreement may be amended, modified, superseded or canceled and any of its provisions may be waived only by a written instrument executed by all parties or, in the case of a waiver, by the party waiving compliance. Except as otherwise expressly provided in paragraph 16 above with respect to the delivery of a notice of termination, the failure of any party at any time to require performance of any provision of this Letter of Agreement shall not affect the right of that party at a later time to enforce the same or a different provision. No waiver by any party of a right under this Letter of Agreement shall be deemed or construed as a further or continuing waiver of any such right with respect to the same or a different provision of this Letter of Agreement.

           20.  Notices. Any notice or other communication given under to the terms of this Letter of Agreement must be in writing and shall be deemed to have been duly given on the day it is delivered by hand, on the day it is sent by facsimile with confirmation of receipt by the transmitting machine, on the business day after it is sent by a national overnight mail service (delivery charge prepaid), or on the third business day after it is mailed first class, postage prepaid, in any case to the following addresses:

If to the Company:	United Airlines, Inc. 1200 East Algonquin Road Elk Grove Township, Illinois 60007 Attention: Paul Lovejoy Facsimile: 847-700-4099
with copies to:	Kirkland & Ellis 200 East Randolph Drive Chicago, Illinois 60601 Attention: James H.M. Sprayregen Facsimile: 312-861-2200
If to the Association:	United Master Executive Council Air Line Pilots Association, International 9550 West Higgins Road, Suite 1000 Rosemont, IL 60018 Attention: Master Chairman Facsimile: 847-292-1777

with copies to:	Cohen, Weiss and Simon, LLP 330 West 42nd Street 25th Floor New York, New York 10036 Attention: Babette Ceccotti Facsimile: 212-695-5436

  or to such other address or to such other person as any party shall have last designated by written notice provided to the other parties in the manner set forth in this paragraph.

           21.  Counterparts. This Letter of Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and each of which shall be deemed an original.  Each party to this Letter of Agreement has agreed to permit the use of faxed or otherwise electronically transmitted signatures in order to expedite the consummation of the transactions contemplated hereby.

           22.  Headings; Construction.  The paragraph headings in this Letter of Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Letter of Agreement. Unless otherwise expressly provided, the words "including" or "includes" in this Letter of Agreement do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

           23.  Exhibits. This Letter of Agreement includes all of Exhibits A through G hereto. Except as otherwise expressly set forth therein, all capitalized terms in Exhibits A through G shall have the meanings defined in this Letter of Agreement.

           24.  Fair and Equitable Pension Treatment. In the event the Company implements, or reaches agreement with respect to, a legislative or other pension funding solution that permits the continuation or maintenance of any of the Company's defined benefit plans following the Pension Termination Date, the pilots will receive the full benefit of that legislative or other solution to maintain the pilot A Plan in the same status (e.g., frozen or active) as any other surviving plan so long as the pilot labor and pension savings contributed to the restructuring remain fair and proportional to other employee groups' labor and pension savings contributed to the restructuring in the manner contemplated under the Business Plan in light of any such legislative or other pension funding solution.

(Signature page to follow)

            IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this __ day of January, 2005.

WITNESS:	FOR UNITED AIR LINES, INC. Peter B. Kain Vice President - Labor Relations FOR UAL CORPORATION Glenn F. Tilton Chairman, President and CEO

WITNESS:	FOR THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL Duane E. Woerth, President Mark Bathurst, Chairman United Master Executive Council

Exhibit A
Revised Pay Rates

Section 3-B "Hourly Rates" is modified to read as follows:

3-B-1 Effective January 1, 2005 the hourly rates for Captains and First Officers shall be as follows. The hourly rates, overrides, and incentive pay established in this Section 3 shall govern all aspects of pilot compensation.

3-B-1-a Hourly Rates

Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	166.91	166.91	136.79	116.24	116.24
2yr	167.86	167.86	137.83	117.24	117.24
3yr	168.74	168.74	139.10	118.28	118.28
4yr	169.66	169.66	140.03	119.40	119.40
5yr	170.62	170.62	141.13	120.52	120.52
6yr	171.50	171.50	142.18	121.58	121.58
7yr	172.45	172.45	143.13	122.67	122.67
8yr	173.59	173.59	144.33	123.75	123.75
9yr	174.55	174.55	145.28	124.68	124.68
10yr	175.97	175.97	146.78	126.23	126.23
11yr	177.31	177.31	148.36	127.68	127.68
12yr	178.91	178.91	149.75	129.21	129.21

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	30.73	30.73	30.73	30.73	30.73
2yr	70.00	70.00	57.47	48.89	48.89
3yr	101.24	101.24	83.36	70.97	70.97
4yr	107.06	107.06	88.36	75.34	75.34
5yr	109.29	109.29	90.39	77.19	77.19
6yr	111.81	111.81	92.70	79.27	79.27
7yr	114.42	114.42	94.96	81.39	81.39
8yr	117.18	117.18	97.42	83.53	83.53
9yr	118.17	118.17	98.35	84.41	84.41
10yr	119.57	119.57	99.73	85.77	85.77
11yr	120.93	120.93	101.19	87.08	87.08
12yr	122.20	122.20	102.28	88.25	88.25
3-B-1-b deleted

3-B-2 Effective May 1, 2006 the hourly rates for Captains and First Officers shall be as follows:
3-B-2-a Hourly Rates
Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	169.42	169.42	138.84	117.99	117.99
2yr	170.38	170.38	139.90	119.00	119.00
3yr	171.27	171.27	141.19	120.06	120.06
4yr	172.21	172.21	142.13	121.19	121.19
5yr	173.18	173.18	143.25	122.32	122.32
6yr	174.07	174.07	144.31	123.41	123.41
7yr	175.03	175.03	145.27	124.51	124.51
8yr	176.20	176.20	146.49	125.61	125.61
9yr	177.16	177.16	147.46	126.55	126.55
10yr	178.61	178.61	148.98	128.12	128.12
11yr	179.97	179.97	150.59	129.60	129.60
12yr	181.59	181.59	152.00	131.15	131.15

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	31.19	31.19	31.19	31.19	31.19
2yr	71.05	71.05	58.34	49.63	49.63
3yr	102.76	102.76	84.61	72.03	72.03
4yr	108.66	108.66	89.68	76.47	76.47
5yr	110.93	110.93	91.75	78.35	78.35
6yr	113.49	113.49	94.09	80.46	80.46
7yr	116.13	116.13	96.39	82.61	82.61
8yr	118.93	118.93	98.88	84.78	84.78
9yr	119.94	119.94	99.83	85.68	85.68
10yr	121.37	121.37	101.23	87.06	87.06
11yr	122.74	122.74	102.70	88.38	88.38
12yr	124.03	124.03	103.81	89.57	89.57

3-B-2-b deleted

3-B-3 Effective May 1, 2007 the hourly rates for Captains and First Officers shall be as follows:

3-B-3-a Hourly Rates
Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	171.96	171.96	140.92	119.76	119.76
2yr	172.94	172.94	141.99	120.79	120.79
3yr	173.84	173.84	143.30	121.86	121.86
4yr	174.79	174.79	144.26	123.01	123.01
5yr	175.78	175.78	145.40	124.16	124.16
6yr	176.68	176.68	146.48	125.26	125.26
7yr	177.66	177.66	147.45	126.37	126.37
8yr	178.84	178.84	148.69	127.49	127.49
9yr	179.82	179.82	149.67	128.45	128.45
10yr	181.29	181.29	151.22	130.04	130.04
11yr	182.67	182.67	152.85	131.54	131.54
12yr	184.32	184.32	154.28	133.11	133.11

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	31.66	31.66	31.66	31.66	31.66
2yr	72.12	72.12	59.21	50.37	50.37
3yr	104.30	104.30	85.87	73.12	73.12
4yr	110.29	110.29	91.03	77.62	77.62
5yr	112.59	112.59	93.13	79.53	79.53
6yr	115.19	115.19	95.50	81.67	81.67
7yr	117.87	117.87	97.83	83.85	83.85
8yr	120.72	120.72	100.36	86.05	86.05
9yr	121.74	121.74	101.32	86.96	86.96
10yr	123.19	123.19	102.75	88.36	88.36
11yr	124.59	124.59	104.24	89.71	89.71
12yr	125.89	125.89	105.37	90.92	90.92

  3-B-3-b deleted

3-B-4 Effective January 1, 2008 the hourly rates for Captains and First Officers shall be as follows:

3-B-4-a Hourly Rates

Captains
	B747-400	B777	B767/757	A320/319	B737-300
1yr	173.68	173.68	142.33	120.96	120.96
2yr	174.67	174.67	143.41	122.00	122.00
3yr	175.57	175.57	144.74	123.08	123.08
4yr	176.54	176.54	145.70	124.24	124.24
5yr	177.54	177.54	146.85	125.40	125.40
6yr	178.45	178.45	147.94	126.51	126.51
7yr	179.43	179.43	148.93	127.64	127.64
8yr	180.63	180.63	150.18	128.77	128.77
9yr	181.62	181.62	151.17	129.73	129.73
10yr	183.10	183.10	152.73	131.34	131.34
11yr	184.50	184.50	154.37	132.86	132.86
12yr	186.16	186.16	155.82	134.45	134.45

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	31.98	31.98	31.98	31.98	31.98
2yr	72.84	72.84	59.80	50.87	50.87
3yr	105.34	105.34	86.73	73.85	73.85
4yr	111.40	111.40	91.94	78.39	78.39
5yr	113.72	113.72	94.06	80.32	80.32
6yr	116.34	116.34	96.46	82.49	82.49
7yr	119.05	119.05	98.81	84.68	84.68
8yr	121.93	121.93	101.37	86.91	86.91
9yr	122.96	122.96	102.34	87.83	87.83
10yr	124.42	124.42	103.78	89.25	89.25
11yr	125.83	125.83	105.29	90.61	90.61
12yr	127.15	127.15	106.42	91.83	91.83

  3-B-4-b deleted

3-B-5 Effective May 1, 2008 the hourly rates for Captains and First Officers shall be as follows:

3-B-5-a Hourly Rates
Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	176.28	176.28	144.47	122.77	122.77
2yr	177.29	177.29	145.57	123.83	123.83
3yr	178.21	178.21	146.91	124.92	124.92
4yr	179.19	179.19	147.89	126.10	126.10
5yr	180.20	180.20	149.05	127.28	127.28
6yr	181.12	181.12	150.16	128.41	128.41
7yr	182.13	182.13	151.16	129.55	129.55
8yr	183.34	183.34	152.43	130.70	130.70
9yr	184.34	184.34	153.44	131.68	131.68
10yr	185.85	185.85	155.02	133.31	133.31
11yr	187.26	187.26	156.69	134.85	134.85
12yr	188.95	188.95	158.16	136.46	136.46

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	32.46	32.46	32.46	32.46	32.46
2yr	73.93	73.93	60.70	51.64	51.64
3yr	106.92	106.92	88.03	74.95	74.95
4yr	113.07	113.07	93.32	79.57	79.57
5yr	115.42	115.42	95.47	81.53	81.53
6yr	118.09	118.09	97.91	83.72	83.72
7yr	120.84	120.84	100.29	85.95	85.95
8yr	123.75	123.75	102.89	88.22	88.22
9yr	124.80	124.80	103.87	89.15	89.15
10yr	126.28	126.28	105.33	90.58	90.58
11yr	127.72	127.72	106.87	91.97	91.97
12yr	129.06	129.06	108.02	93.21	93.21
3-B-5-b deleted

3-B-6 Effective May 1, 2009 the hourly rates for Captains and First Officers shall be as follows:

3-B-6-a Hourly Rates
Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	178.93	178.93	146.64	124.61	124.61
2yr	179.95	179.95	147.75	125.68	125.68
3yr	180.88	180.88	149.11	126.80	126.80
4yr	181.87	181.87	150.11	127.99	127.99
5yr	182.91	182.91	151.29	129.19	129.19
6yr	183.84	183.84	152.41	130.34	130.34
7yr	184.86	184.86	153.43	131.49	131.49
8yr	186.09	186.09	154.72	132.66	132.66
9yr	187.11	187.11	155.74	133.65	133.65
10yr	188.64	188.64	157.35	135.31	135.31
11yr	190.07	190.07	159.04	136.87	136.87
12yr	191.79	191.79	160.53	138.51	138.51

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	32.94	32.94	32.94	32.94	32.94
2yr	75.04	75.04	61.61	52.41	52.41
3yr	108.53	108.53	89.35	76.08	76.08
4yr	114.76	114.76	94.72	80.76	80.76
5yr	117.15	117.15	96.90	82.75	82.75
6yr	119.86	119.86	99.38	84.98	84.98
7yr	122.65	122.65	101.80	87.24	87.24
8yr	125.61	125.61	104.43	89.54	89.54
9yr	126.68	126.68	105.43	90.49	90.49
10yr	128.18	128.18	106.91	91.94	91.94
11yr	129.63	129.63	108.47	93.35	93.35
12yr	130.99	130.99	109.64	94.60	94.60
Renumber balance of Section 3-B

Exhibit B-1
Other Contract Revisions

        1.    Section 3-B-10-a "Late Night Flying" deleted

        2.    Section 5-G-1-e-(1)-(d) deleted

        3.    Section 5-G-1-e-(2) modified to read as follows:

                            5-G-1-e-(2) A pilot functioning as a reserve will not be scheduled into a day(s) off.

        4.    Section 20-J-4-d deleted

        5.    Section 22-A-2 add this LOA

        6.    Letter Of Agreement 04-09 "PBS Contract Modifications" change to 20-E-2-b is modified to read as follows:

      20-E-2-b In equipment domiciles which have both international and domestic trips, the senior 50% of the pilots whose lines will be vacated for OE lines will be subject to assignments as reserves per domestic reserve rules. The junior 50% of the pilots whose lines will be vacated for OE lines are subject to assignments as reserves per international reserve rules. If an odd number of OE lines exist, the odd line will be identified as a domestic regular reserve line for days off consideration.
        7.    The contractual provisions identified in paragraphs 2, 3, 4 and 6 above will take effect on the first day of the month following the Effective Date.

Exhibit B-2
Other Contract Revisions

(Retiree Life Insurance)
          January 1, 2005 Captain Mark Bathurst, Chairman
UAL-MEC Air Line Pilots Association
9550 West Higgins Suite 1000
Rosemont, Illinois 60018   Dear Mark:   During the negotiations which led to the Letter of Agreement 05-01 (Bankruptcy Exit), the parties agreed that the following change will apply to pilots who, on January 1, 2005, are active (including paid leave), receiving Pilot Disability Income benefits, furloughed, on medical leave of absence, on military leave or on other approved leave:
  No retiree life insurance will be payable upon the death of any pilot who retires after January 1, 2005.

If this letter accurately reflects our agreement, please sign and return three (3) copies for our files.

  Sincerely,
  _____________________
Peter B. Kain
Vice President - Labor Accepted and agreed to this
______ day of January 2005

_________________________________
Captain Mark Bathurst, Chairman
UAL-MEC Air Line Pilots Association

Exhibit B-3
Success Sharing
Section 3-M-1-e of the 2003 Pilot Agreement shall be revised to read in its entirety as follows:
Pilots will receive the following cash incentive payments based on United's actual performance under the annual incentive program (with linear interpolation between the performance points):

Threshold Performance: 0.5% of Wages
Target Performance 1.0% of Wages
Maximum Performance 2.0% of Wages

Exhibit C
Profit Sharing

Effective Date of Profit Sharing Plan:	As of January 1, 2005 (so that the first year covered by the profit sharing plan shall be calendar year 2005).
Profit Sharing Pool:	In the event that the Company has more than $10 million in Pre-Tax Earnings in the relevant calendar year, 7.5% of Pre-Tax Earnings in 2005 and 2006 and 15% of Pre-Tax Earnings in each calendar year thereafter.
Pre-Tax Earnings:	UAL consolidated net income as determined in accordance with GAAP, but excluding (i) consolidated federal, state and local income tax expense (or credit); (ii) unusual, special, or non-recurring charges, (iii) charges with respect to the grant, exercise or vesting of equity, securities or options granted to UAL and United employees, and (iv) expense associated with the profit sharing contributions.
Eligibility:	All domestic employees of UAL Corp. or United Airlines, Inc. (including all pilots) who have completed one year of service as of December 31st of the year for which Pre-Tax Earnings are being measured.
Allocation:	For each eligible employee, a pro rata share of the Profit Sharing Pool for each calendar year based on the ratio of the employee's Considered Earnings for the year to the aggregate amount of Considered Earnings for all eligible employees that year.
Considered Earnings:	As currently defined in the Company's Success Sharing Plan (i.e., base pay, overtime, holiday pay, longevity pay, sick pay, vacation pay, shift differential, premiums, pre-tax contributions to a 401(k) plan, pre-tax medical plan contributions, and flexible spending account contributions but not expense reimbursement, incentive or profit sharing payments, imputed income or other similar awards or allowances).
Payment Date:	By no later than April 30th of the following year.
Distribution:	In cash, subject to 401(k) deferrals.
Relationship to Other Programs:	Incremental to the Success Sharing Plan; in lieu of the existing profit sharing plan described in Section 3-M-2 of the 2003 Pilot Agreement.
Documentation:	Implementing documentation reasonably acceptable to the Association.
Duration:	Continuing unless and until terminated in a future pilot collective bargaining agreement.

Exhibit D
Convertible Notes

Issuer:	Reorganized UAL Corp.
Guarantor:	United Airlines, Inc.
Issue:	[___]% Senior Subordinated Convertible Notes Due 2021 (the "Notes") to be issued no later than 180 days following the Exit Date (the "Issuance Date").
Initial Holder:	A trust or similar non-permanent vehicle for the benefit of eligible United pilots; the Notes or the value of the Notes to be distributed to such pilots or pilot retirement accounts as soon as reasonably practicable given tax, accounting, securities and market considerations; all rights of the Notes to be exercised by individual pilots while the notes remain in the trust. Distribution mechanics, eligibility and allocation among such pilots to be reasonably determined by the Association.
Principal Amount:	$550,000,000 in denominations of $1,000.
Term:	15 years from the Issuance Date.
Amortization:	None prior to maturity; full principal to be repaid at the maturity date except to the extent converted or prepaid.
Interest Rate:	Semi-annually in arrears, in cash, at an annual rate of [__]%[1]; provided, however, that (i) the first full year of interest from the Issuance Date may be paid in cash or in kind at the option of the Issuer; (ii) if such interest is paid in kind, it will be in Common Stock, but only to the extent there exists Common Stock that is exempt from registration under 11 U.S.C. § 1145; and (iii) if such interest is paid in kind, it shall be delivered to the Holders under applicable market terms at issuance for public convertible debt securities of this type (e.g., any notice period and stock payment premium).
Security:	None.
Ranking:	Junior to the Reorganized UAL exit facility, customary secured indebtedness, indebtedness contemplated under a plan of reorganization, and other mutually agreed-upon indebtedness; pari passu to all current and future UAL or United Airlines senior unsecured debt; senior to all current and future subordinated debt.
Conversion Rights:	The Holder may convert any number of the Notes into the Issuer's common stock (the "Common Stock"), at any time, at the Conversion Price.
Conversion Price:	The product of (x) 125% and (y) the average closing price of the Common Stock for the sixty consecutive trading days following the Exit Date.
Transferability:	To the greatest extent feasible under applicable law, the Notes and the Common Stock shall be issued under 11 U.S.C. §1145, and the Notes and the Common Stock into which they shall be convertible shall be freely transferable by the Holders without registration under the Securities Act of 1933.
Common Stock:	When delivered, the Common Stock into which Notes may convert shall be fully paid and non-assessable. Issuer shall use its best efforts to list the Common Stock on a national stock exchange or NASDAQ prior to the Issuance Date.
Call Rights:	No call for five years from the Issuance Date; thereafter, callable in cash or Common Stock if the Common Stock has traded at no less than 125% of the Conversion Price for the sixty (60) consecutive trading days prior to the call date.
Put Rights:	Soft put right on the fifth and tenth anniversary of the Issuance Date for all principal and accrued interest as of such date; payable in cash or shares of Common Stock.
Mandatory Prepayments:	Mandatory prepayment upon a "fundamental change" with a customary make whole premium, if any, for public convertible debt securities of this type; no prepayment obligations for mergers in which the Issuer is the surviving entity; no make whole premium in other mergers.
Anti-Dilution Protections:	The Conversion Price will be subject to customary anti-dilution adjustments, including upon (i) stock or extraordinary cash dividends, (ii) reclassifications, subdivisions or combinations of the Common Stock, (iii) the issuance of rights or warrants to all holders of Common Stock convertible into or exercisable for Common Stock at less than the then-current market price, (iv) distribution of the capital stock of an Issuer subsidiary to holders of the Common Stock and (v) any other distributions of assets by the Issuer to holders of the Common Stock.
Mergers and Business Combinations:	The Notes will enjoy customary adjustments and protections in the event the Common Stock is converted into, reclassified into or exchanged for cash, other assets or securities.
Other Terms and Conditions:	The Notes are intended to be public market securities and to trade at par value. The documentation of the Notes shall include such other terms and conditions as are customarily found in public market convertible securities of this type.
Implementation:	Implementing documentation reasonably acceptable to the Association and the Company.
Distribution:	The Association and the Company will coordinate any distribution of the Notes so that such distribution does not unreasonably interfere with capital markets activities of the UAL or the Company. The Association's investment bankers will be the exclusive distribution agent for the Notes.

Exhibit E
Amended Distribution Agreement

        1.    Section 2 of Letter of Agreement 03-07 to the 2003 Pilot Agreement (the "Distribution Agreement") is hereby amended to read in its entirety as follows:
  In consideration for the pilot contract revisions under the Section 1113 Restructuring Agreement reached between UAL, the Company, and ALPA effective May 1, 2003 (the "2003 Restructuring Agreement"), which modifies the parties' 2000 collective bargaining agreement ("2000 Agreement") and resolves numerous union grievances concerning the administration of the 2000 Agreement, and in consideration of the pilot contract revisions under the revisions to the 2003 Pilot Agreement effective in 2005 (the "Revised 2003 Pilot Agreement"), any plan of reorganization proposed or supported by UAL and the Company as proposed and/or amended from time to time (the "Plan"), shall provide that, on or as soon as reasonably practicable after the effective date of such Plan, the pilot group will receive a percentage distribution of the equity, securities and/or other consideration provided to general unsecured creditors under the Plan (the "Distribution") calculated by the following formula:

  A/(A+B), where:

  A is the sum of (i) $2,742,574,581, representing the dollar value of 30 months of average cost reductions under the 2003 Restructuring Agreement as reasonably measured under Labor Model 1.1A FINAL, and (ii) $300,000,000, representing the dollar value of 20 months of cost reductions under the Revised 2003 Pilot Agreement (the "ALPA Amount"); and

  B is the total amount of all other allowed prepetition general unsecured claims against the Debtors (UAL and its 27 debtor subsidiaries).

  2.    Section 3 of the Distribution Agreement is hereby amended to read in its entirety as follows:

  In the event the other employees of the Company receive a Distribution in excess of $865,000,000 in connection with the 2005 labor cost reductions (the "Other Employee Distribution"), then the $300,000,000 amount described in paragraph 2 of this Distribution Agreement shall instead equal the product of (x) $300,000,000 and (y) a fraction, the numerator of which is the actual amount of the Other Employee Distribution and the denominator of which is $865,000,000.
        3.    Except as revised in the preceding paragraphs, the Distribution Agreement shall remain unchanged and in full force and effect.

Exhibit F
Indemnity Agreement

            1.  Indemnification. UAL and the Company (collectively, "United") hereby indemnify and hold harmless the Association, its members, officers, committee members, agents, employees, counsel, financial advisors and representatives (each, an "Indemnified Person") from any and all losses, damages, fines, penalties, taxes, expenses, claims, lawsuits, or administrative charges of any sort whatsoever (including reasonable attorney's fees and costs arising in connection with the investigation and defense of any such matter) relating to, concerning or connected with the negotiation or implementation of this Letter of Agreement (any such event, a "Claim"), except to the extent that a Claim against an Indemnified Person is finally determined by a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of such Indemnified Person.

            2.  Indemnification Procedure.

                    a.    An Indemnified Person must give prompt notice to the Company of the facts and circumstances that may constitute a Claim under this Indemnity Agreement; provided, however, that any delay by an Indemnified
            Person in giving such notice shall not relieve United of its obligations under this Indemnity Agreement except to the extent that such delay causes material damage or prejudice to United.

                    b.    United shall be entitled to participate in judicial, administrative proceeding concerning an actual or potential Claim (an "Action") and, upon ten (10) days notice to the applicable Indemnified Person, may assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Person. Following any assumption of the defense of an Action by United, United shall not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Person in connection with the defense of such Action, subject to reimbursement for actual out-of-pocket expenses incurred by the Indemnified Person as the result of a request for cooperation or assistance by United; provided, however, that if, in the reasonable opinion of outside counsel to the Indemnified Person, there exists an actual, material conflict of interest between the United and the
            Indemnified Person, United shall be liable for the legal fees and expenses of separate counsel to the Indemnified
            Person; provided, further, that the Indemnified Person shall have the right to participate in the defense of an
            Action with its own counsel at its own expense.

                    c.    No compromise or settlement of any Action shall be binding on United for purposes of United's obligations under this Indemnity Agreement without United's express written consent, which consent shall not be unreasonably withheld. United shall not compromise or settle any Action or otherwise admit to any liability for any
            Claim on a basis that would reasonably be expected to adversely affect the future activity or conduct of the
            Indemnified Person without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld.

                    d.    In the event United assumes the defense of any Action under this Indemnity Agreement, United shall (i)
            keep the Association and the applicable Indemnified Person informed of material developments in the Action, (ii)
            promptly provide the Association and such Indemnified Person with copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action, (iii) permit the
            Association and such Indemnified Person and their counsel, to the extent practicable, to confer on the defense of the Action, and (iv) permit the Association and such Indemnified Person and their counsel,  to the extent practicable, an opportunity to review all legal papers to be submitted prior to their submission. The parties shall provide to each others such assistance as may be reasonably required to insure the proper and adequate defense of the Action, and each party shall use its good faith efforts and cooperate with each other party to avoid the waiver of any privilege of another party.

            3.  Plan of Reorganization; Survival. This indemnity agreement shall be assumed under the Plan of Reorganization and shall continue in full force and effect thereafter without regard to the terms of Section 22 of the Revised 2003 Pilot Agreement.

Exhibit G
Fees and Expenses

            1.    The Company shall reimburse the Associatin for the reasonable, actual fees and out-of-pocket expenses incurred by the Association in connection with the review, design, negotiation, approval and ratification of this Letter of Agreement (its "Expenses") including:

                    a.    reasonable flight pay loss incurred by the Association in review and negotiation of this Letter of
            Agreement and Special MEC Meetings or LEC Meetings called for the purpose of reviewing, approving or ratifying the Letter of Agreement ; and

                    b.    the reasonable, actual fees and expenses of the Association's outside legal, pension, and other professional advisors (in each case based on normal hourly rates for actual time expended).

up to a maximum, aggregate total of $2.5 million. Of the total reimbursement for Expenses, $1 million shall be paid on the Effective Date, and the remaining $1.5 million will be paid on the Exit Date.

            2.    On the Exit Date, the Company shall also pay, or reimburse the Association for paying, the expenses incurred by the Association's investment bankers in connection with the Letter of Agreement and a structuring fee for the Association's investment bankers.

            3.    The Company shall seek judicial approval for its obligations under this Exhibit G at the same time that it seeks judicial approval of this Letter of Agreement.

            4.The parties acknowledge and agree that the Company's agreement to reimburse the Association for fees and expenses under this Letter of Agreement is a result of the special collective bargaining circumstances created by the parties' desire to negotiate modifications to the pilot collective bargaining agreement as part of the Company's bankruptcy reorganization.